Exhibit 99.1

oldnational.com

Investor Relations:
Lynell Durchholz
NEWS RELEASE	(812) 464-1366
Lynell.Durchholz@oldnational.com

FOR IMMEDIATE RELEASE	Media Relations:
August 12, 2026	Scott Reinhard
(612) 716-0304
Scott.Reinhard@oldnational.com

Old National Bancorp Announces Quarterly Dividends

EVANSVILLE, IND. (NASDAQ: ONB) – Old National Bancorp (the “Company” or “Old National”) today announced that its Board of Directors declared a quarterly cash dividend of $0.145 per share on the Company’s outstanding shares of common stock. This quarterly cash dividend will be payable on September 15, 2026, to shareholders of record as of the close of business on September 5, 2026.

In addition, the Board of Directors declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on Old National’s 7.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (NASDAQ: ONBPP) and Series C (NASDAQ: ONBPO). The dividends are payable on November 20, 2026, to shareholders of record as of the close of business on November 5, 2026.

ABOUT OLD NATIONAL
Old National Bancorp is the holding company of Old National Bank. As the sixth largest commercial bank headquartered in the Midwest, Old National proudly serves clients primarily in the Midwest and Southeast. With approximately $74 billion of assets and $41 billion of assets under management, Old National ranks among the top 25 banking companies headquartered in the United States. Tracing our roots to 1834, Old National focuses on building long-term, highly valued partnerships with clients while also strengthening and supporting the communities we serve. In addition to providing extensive services in consumer and commercial banking, Old National offers comprehensive wealth management and capital markets services. For more information and financial data, please visit Investor Relations at oldnational.com. In 2026, Points of Light named Old National one of "The Civic 50" for the third consecutive year – an honor reserved for the 50 most community-minded companies in the United States – and also named Old National the Financials Sector Leader among nominated banks and financial services organizations.

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